Exhibit 10.2
GUARANTEE AGREEMENT
     This Agreement (“Agreement”) is entered into as of this 26th day of March 2010 (the “Effective Date”) by and between (i) Evergreen Solar, Inc., having its principal place of business at 138 Bartlett Street, Marlboro, MA 01752-3016 USA (“Evergreen”), and (ii) Ralos New Energies AG, Pfungstädter Strasse 100a, 64297 Darmstadt, Germany (“Guarantor”) pertaining to the Master Supply Agreement entered into between Evergreen and (iii) Ralos Vertriebs GmbH (“Purchaser”).
     Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Master Supply Agreement (as defined below).
RECITALS
     WHEREAS, Evergreen and Purchaser entered into that certain Master Supply Agreement dated as of May 21, 2008, which agreement has been modified by temporary price adjustments agreed to by the parties from time to time in 2009 and an Amendment To Master Supply Agreement (the “Amendment”) dated March 23, 2010 (as so modified by any temporary price adjustments and the Amendment, the “Supply Agreement”);
     WHEREAS, Purchaser requested and Evergreen agrees that the purchase and sale obligations of the parties pursuant to the Supply Agreement requiring Purchaser to order and purchase certain quantities of Product, and requiring Evergreen to ship and sell certain quantities of Product, shall be suspended pending a good faith discussion of possible modifications to the Supply Agreement;
     WHEREAS, prior to the suspension of the purchase and sale obligations under the Supply Agreement, Purchaser purchased Products pursuant to the Supply Agreement, as referenced in the invoices listed in Exhibit A, which Purchaser has yet to pay for in accordance with the terms of the Supply Agreement (all amounts payable under invoices listed in Exhibit A are referred to as the “Product Payments”) plus interest payable thereon as a result of the late payments; and
     WHEREAS, Guarantor and Evergreen agree to securities in favour of Evergreen for Product Payments;
     NOW, THEREFORE, Evergreen and Guarantor agree as follows:

A-1

AGREEMENT
     1 GUARANTEE
          (a) Guarantor herewith irrevocably and unconditionally as principal obligor guarantees and undertakes to pay to Evergreen without delay on Evergreen’s first written demand without any deduction under any and all circumstances and irrespective of all objections, exceptions or defenses, from third parties also, the claims of Evergreen referenced in the invoices listed in Exhibit A and all interest accruing as a result of late payment thereof in accordance with the Supply Agreement. Guarantor shall remain obliged to perform payment also when Evergreen can obtain satisfaction by offsetting against Purchaser; Evergreen is not obliged to enforce claims against Purchaser at first.
          (b) Evergreen shall undertake not to demand payment of the claims as long as Purchaser meets its payment obligations under the Amendment properly.
     2 TERM
          This Agreement automatically terminates with full satisfaction of all claims listed in Exhibit A and interest thereon.
     3 MISCELLANEOUS
          (a) This Agreement contains the entire understanding of the parties with respect to the subject matter thereof.
          (b) This Agreement shall be exclusively governed by German law.
          (c) This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.
     IN WITNESS WHEREOF, the undersigned duly authorized representatives of Evergreen and Guarantor have executed this Agreement as of the date first referenced above.

EVERGREEN SOLAR, INC.		RALOS NEW ENERGIES AG

By:	/s/ Scott J. Gish	By:	/s/ Heinrich Dauscher

	Print Name: Scott J. Gish		Print Name: Heinrich Dauscher
	Title: Vice President		Title: CTO

		By:	/s/ A. Klein

Print Name: A. Klein
Title: CEO

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